UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 30, 2003

                         OCEANEERING INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                        1-10945                95-2628227
(State or other jurisdiction            (Commission             (IRS Employer
     of incorporation)                  File Number)         Identification No.)

                11911 FM 529
                 Houston, TX                                         77041
  (Address of principal executive offices)                         (Zip Code)

        Registrant's telephone number, including area code (713) 329-4500

                                       N/A
          (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On November 30, 2003, we issued a press release entitled "Oceaneering Announces Agreement to Acquire ROV Related Business Operations from Subsea 7."

The text of the press release is as follows:

   Oceaneering Announces Agreement to Acquire ROV Related Business Operations
                                  From Subsea 7

    HOUSTON, Nov. 30 /PRNewswire-FirstCall/ -- Oceaneering International, Inc. (NYSE: OII) announced it has entered into an agreement to acquire the drill support ROV business consisting of 82 remotely operated vehicles (ROVs), including 54 work class and 28 observation class, related contracts and employees, and significant subsea engineering, tooling, and products capabilities and capacity from the Subsea 7 group of companies. This agreement has been approved by the respective Boards of Directors and is conditional upon several factors, including no material adverse findings during the due diligence review. It is anticipated that closing of the transaction will occur in early 2004.
    The purchase price for the assets being acquired is $108 million, subject to certain possible adjustments; no financial working capital is included. Oceaneering expects to fund the purchase price by using existing credit facilities, as well as expanded facilities currently being discussed.
    Oceaneering projects this acquisition would generate approximately
$70 million in revenues; $10 to $12 million of operating income, after an estimated $10 million of depreciation and amortization expense; and be $0.15 accretive to earnings per share (EPS) on an annualized basis in 2004. Actual results will be impacted by the date the transaction closes. In 2005 Oceaneering projects the EPS accretion to be in the range of $0.20 to $0.25.
    John Huff, Chairman and Chief Executive Officer, stated, "We are extremely pleased to have reached a conditional agreement with Subsea 7 to acquire an exceptional operation. We look forward to integrating these assets and talented individuals into our existing ROV organization and increasing Oceaneering's international business exposure to deepwater exploration, development, and production activities.
    "The pending acquisition of these ROVs and related tooling engineering capabilities will substantially enhance our existing worldwide market leadership position in providing oilfield ROV services. Our oilfield work class ROV fleet size will increase by 40%, from 125 to 179 vehicles."
    Subsea 7 was formed in 2002 as a result of the combination of the business and assets of Halliburton Subsea and the subsea business and assets of DSND Subsea ASA. Subsea 7 will continue to own and operate ROVs and retain robotic and subsea engineering in support of its offshore construction, deepwater, and survey projects. Further information on Subsea 7 can be found on the Internet at www.subsea7.com .
    Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering's intentions with respect to the acquisition of the drill support ROV business of Subsea 7, the closing date of the transaction, the purchase price for the assets being acquired, funding the acquisition, and 2004 and 2005 projected financial statement impacts attributable to the operations to be acquired. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are: industry conditions; prices of crude oil and natural gas; Oceaneering's ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering's periodic filings with the Securities and Exchange Commission.
    Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. The Company's services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.
    For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com

SOURCE  Oceaneering International, Inc.
    -0-                             11/30/2003
    /CONTACT: Jack Jurkoshek, Manager Investor Relations of Oceaneering International, Inc., +1-713-329-4670, or fax, +1-713-329-4653/
    /Web site:  http://www.oceaneering.com
                http://www.subsea7.com /
    (OII)

CO:  Oceaneering International, Inc.; Subsea 7
ST:  Texas
IN:  OIL
SU:  TNM

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANEERING INTERNATIONAL, INC.

By: /s/ MARVIN J. MIGURA                                Date: November 30, 2003
    ---------------------------------
    Marvin J. Migura
    Senior Vice President and
    Chief Financial Officer
    (Principal Financial Officer)